Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Enters into Definitive Agreement to

Sell its Lawn & Garden Business

January 8, 2015, Akron, Ohio — Myers Industries, Inc. (NYSE:MYE), an international manufacturer of polymer products and wholesale distributor servicing the under vehicle service industry in the U.S., announced today that it has entered into a definitive agreement to sell its Lawn & Garden business for $115 million to an entity controlled by Wingate Partners V, L.P., a Dallas, TX based private equity firm.

The agreement is subject to applicable regulatory approvals and other customary closing conditions. No other financial terms and conditions have been disclosed. The transaction is expected to close in early 2015. William Blair & Company, LLC acted as exclusive financial adviser to Myers Industries.

On June 2, 2014, the Company announced that it had commenced the sale process of its Lawn & Garden business so that it could streamline its business portfolio into material handling and distribution, and increase its focus on its core growth platforms.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.